EXHIBIT 99.2

5/2/2006
WMS INDUSTRIES INC.
THIRD QUARTER FISCAL 2006 CONFERENCE CALL

CORPORATE PARTICIPANTS

Brian Gamache
WMS Industries, Inc. - President and CEO

Kathleen McJohn
WMS Industries, Inc. - VP, General Counsel and Secretary

Scott Schweinfurth
WMS Industries, Inc. - EVP and CFO

Orrin Edidin
WMS Industries, Inc. - EVP and COO

CONFERENCE CALL PARTICIPANTS

Bill Lerner
Prudential - Analyst

Harry Curtis
JP Morgan - Analyst

Aimee Marcel
Jeffries & Co - Analyst

David Barteld
NCPI - Analyst

Celeste Brown
Morgan Stanley - Analyst

David Vas
Banc of America - Analyst

Jeff Meyers
Intrepid Capital - Analyst

PRESENTATION

Operator

Ladies and Gentlemen:, thank you for standing by, and welcome to the WMS Industries fiscal third quarter earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder this conference is being recorded Tuesday, May 2, 2006. And now I would like to turn the conference over to Mr. Brian Gamache, President and CEO of WMS Industries. Please go ahead sir.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thanks operator, and welcome to WMS' fiscal 2006 third quarter conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel are with me today on the call. Before we start, Kathleen will review our safe harbor language.

Kathleen McJohn - WMS Industries, Inc. - VP, General Counsel and Secretary

Thank you, Brian. I need to remind everyone that today’s call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, and in our more recent reports filed with the SEC. Any forward-looking statements made on this call,web cast, the archived version of the web cast, and any transcript of this call are only made as of this date, May 2, 2006.

I’ll now turn the call back over to Brian.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thanks, Kathleen. Our fiscal third quarter results continue to reflect the positive financial trends that WMS has been achieving over the past several quarters. For the March 2006 quarter, diluted EPS increased 24% year-over-year on a 3% increase in revenue, while year-to-date diluted EPS is up 61% on a 19% increase in revenue. Our three and nine-month results clearly reflect the leverage we have in our business.

Our improving results are being driven by a widespread customer acceptance of our product offerings, as evidenced by our industry leading average sales prices, the solid pace of open orders for both sale and participation gaming machines, and the growing mix of wide-area and local-area progressive gaming machines which now comprise 38% of our participation installed base. This success has led to significant improvements in cash flow from operations which totaled $29 million in the March 2006 quarter and led to the second consecutive quarter where we generated free cash flow.

Improved gross profit for both product sales and gaming operations, coupled with continued effective expense management resulted in an 11% operating margin, which includes an approximate 2% impact to operating margin related to share-based payment. But, it increased again in average selling price and gains in average daily revenues for our participation business, our for-sale and participation games are hitting the right notes with both casinos and their patrons while contributing to operating margin improvements here at WMS.

As I mentioned, we generated $29 million of free cash flow from operations, in the March 2006 quarter and generated free cash flow, even as we invested in the launch of the new POWERBALL® series of gaming operations machines and, having fully utilized our U.S. net operating loss carryforwards, paid estimated federal cash taxes for the first time in several years. In addition, we spent $2.3 million of cash for share repurchases during the period. Operating margin improvement and free cash flow growth continue to be priorities for management.

Our revenues for the March quarter were lower than our guidance as manufacturers’ sales to the Russian market remain stalled pending the resolution of certain legislative measures and gaming regulatory transition. Notwithstanding the continued delays in this market, WMS’ diluted earnings per share improved both year-over-year and on a quarterly sequential basis by 24% and 13%, respectively. Fiscal third quarter EPS was driven by three factors: growth in our higher margin on our gaming operations business which generated 34% of the March quarter total revenues, improving cost in our sales and gaming operations business margins and our management of research and development and selling and administrative expenses despite the additional expense for share-based payments in the March quarter. Scott will walk through the details behind these achievements, but the third quarter again illustrates that WMS has well-defined prospects for continued gains in operating results.

We provided revenue guidance in today’s earnings release for the fourth quarter of fiscal 2006 of $122 to $127 million. Let me take a minute to review the specifics on how we’ll achieve this. WMS’ June quarter revenue guidance represents a healthy sequential increase over both the March 2006 quarter and the past few quarters, and would represent record quarterly revenues in the history of our company as a gaming equipment supplier. Both product sales and gaming operations will be driving factors in the expected revenue gains for the June quarter.

First, since the onset of the fiscal year, we expected that the product sale revenues would be back-end loaded with a nice up-tick in the June quarter. The June quarter is our seasonally strongest quarter for product sales and, on top of this, several customers recently released capital for floor upgrades. WMS is well positioned to capitalize on the development and will be releasing our much anticipated 5 reel mechanical product for which we have already taken over 500 orders, most of which will be delivered in the June quarter. Branded under WMS’ Hot Hot Super Jackpot™ brand, this premium priced product will help keep our average selling price at historically high levels. Our aggregate open orders for new Bluebird® gaming machines and CPU-NXT® upgrades total over 10,000 units. No orders for the Russian market are included in this guidance and none are included in the open order status given the current situation in that market. In total, revenues from new unit sales are expected to account for $4 to $6 million of higher revenues in the June 2006 quarter over the March 2006 quarter.

Second, we are elated with the initial results of the POWERBALL-branded gaming machines from a standpoint of expanding our installed base and increasing revenue per day. At March 31, we had 183 POWERBALL games installed and, as of April 30, we have over 400 gaming machines installed with open orders for over 600 additional units. Notably, nearly all of the placements to date represent incremental participation footprint for WMS. We began the aggressive launch and installation of this product in Nevada in late March and on the Native American Link in late April and, as a result, we expect to end the June quarter with over 800 POWERBALL units installed. This will include games installed on our first WAP link in Missouri casinos that we launched in mid-April.

Since its inception, the POWERBALL games have performed over 25% above the initial performance of our prior wide-area progressive links, which is very encouraging for long-term results. We are particularly pleased with the performance of the mechanical reel version of POWERBALL, which is based on our new mechanical reel platform powered by CPU-NXT. We recently awarded our first POWERBALL wide-area progressive jackpot on the Native American Link. With this strong performance and the fact that we typically realize higher revenue per day in the June quarter, we expect our average revenue per day to increase to $61 to $63 for the June quarter. In fact, for the month of March alone, our average revenue per day was just over $60. Reflecting this factor and continued strength in other gaming operations revenues, we expect revenues from gaming operations to improve by $6 to $8 million in the June quarter compared to the March quarter.

And lastly, based on our current open orders, we’ll also add an additional $1 to $2 million in other product sales revenues in the June 2006 quarter over the March quarter as we expect to ship substantially more game theme conversion kits in the June 2006 quarter. We are aggressively pursuing game theme conversions to refresh the installed base of CPU-NXT enabled gaming devices.

Reflecting the guidance range for the June 2006 quarterly revenues, WMS’ total revenues for fiscal 2006 will reach $450 to $455 million, or a $62 to $67 million increase over fiscal 2005. The range declined from previous guidance primarily due to revised expectations that we will not sell any additional units into Russia for the second half of the year, where we previously estimated we would sell approximately 1,000 units. Nevertheless, our anticipated full fiscal year revenue growth is particularly impressive in spite of the loss of an additional $40 to $45 million of revenues from two key markets: Gulf Coast casinos and Russia. We believe fiscal 2007 will begin to see a rebound of these revenues from these two critical markets.

Let me turn the call over to Scott to review the fiscal third quarter financial results and our guidance.

Scott Schweinfurth -WMS Industries, Inc. - EVP and CFO

Thanks Brian. WMS reported diluted earnings per share of $0.26 for the March 2006 quarter compared to $0.21 of diluted earnings per share in the March 2005 quarter.

Total revenues at $110.7 million for the March 2006 quarter reflect an increase of $6.5 million, or 21%, in gaming operation revenues partially offset by a decrease of $3.5 million in product sales revenues compared to the prior year quarter. This afternoon’s press release discussed the key quarterly performance indicators for product sales. We again achieved a quarterly record average selling price, which rose to $11,998, as we continue to lead the industry in pricing based on our products’ success in generating strong returns for our casino customers.

Parts, used games, conversions and OEM revenues aggregated $11.0 million, up $0.8 million from the March 2005 quarter. The increase reflects $2.1 million in higher used game revenues, while conversion revenues declined.

On the gaming operations side, our installed base of participation units grew to a record 6,584 units at March 31, 2006, a gain of 17% over March 31, 2005 levels, while the revenue per day rose $7.24, or 15% from the March 2005 quarter. As anticipated, based on our new product launches and focus on building the gaming operations business, the installed base for the March 2006 quarter reflected a further shift to higher performing, and more profitable, wide-area and local-area progressive gaming machines. At March 31, 2006 our LAP installed base was comprised of 1,230 Jackpot Party®  Progressive™ gaming machines, compared to none at March 31, 2005 and is 259 more units than the LAP installed base at December 31, 2005. The commercial launch of the POWERBALL gaming machines at the end of the quarter helped the overall WAP installed base grow 108% to 1,279 units at March 31, 2006. In aggregate, WAP and LAP games comprised 38% of the participation installed base at March 31, 2006.

Total gross profit dollars grew by $6.7, or 12%, to $61 million and total gross profit margin improved to 55%, which is within the guidance range for the fiscal year. Product sales gross margin at 43% reflects higher average selling prices related to the mix of products sold and improved margin on new Bluebird unit sales partially offset by significantly higher sales of lower-margin used games and lower sales of higher-margin conversion kits. The $2.1 million increase in used game revenues reduced product sales gross margin by 1.3%. Gross margin for gaming operations was 78.5% compared to 77.6% in the March 2005 quarter. Total gross profit dollars from gaming operations grew $5.4 million, or 22%, to $29.6 million in the March 2006 quarter and the gross profit per day from the installed base of our participation games continues to rise.

Research and development costs were 11% of revenues in the March 2006 quarter compared to 12% of revenues in the March 2005 quarter. This includes $0.6 million of share based payment charges in 2006, compared with $0.2 million in 2005.

Selling and administrative expenses increased $1.9 million, or 9%, to $22.5 million in the March 2006 quarter compared to $20.6 million in the March 2005 quarter. This includes share-based payment expense of $2.0 million and $0.9 million in the third fiscal quarter of 2006 and 2005, respectively. Selling and administrative expenses were 20.3% and 19.1% of total revenues in the March 2006 and 2005 quarters, respectively, while share-based payment expense included in selling and administrative expenses represented 1.8% and 0.8% of total revenues in the third fiscal quarter of 2006 and 2005, respectively.

It is noteworthy that for our first nine months in fiscal 2006, while revenues are up $52 million, combined research and development and selling and administrative expenses increased $7.0 million, of which $5.8 million is for incremental share-based payment expense. This means that on the 19% increase in revenue, we managed expenses, other than share-based payment costs, to a 2% increase, showing the tremendous operating leverage in our business. We do expect that the aggregate expenses in these areas will increase in the June 2006 quarter, given the expected significant increase in revenues.

The $2.6 million increase in depreciation and amortization expense in the March 2006 quarter compared to the March 2005 quarter reflects growth in the gaming operations installed base and top box conversions over the last four quarters. This expense was up $0.5 million from the December 2005 quarter. Future gaming operations investments will primarily consist of growth in the installed base and investments in new top boxes for game theme conversions on the larger installed base.

Our estimated annual effective tax rate for fiscal 2006 declined to 32% due to higher anticipated tax credits resulting in an effective tax rate of 25% for the March 2006 quarter. Having utilized all of our U.S. net operating loss carryforwards, we paid approximately $7.7 million in cash taxes in the third quarter for federal, state and local estimated tax payments.

The balance sheet at March 31, 2006 reflected cash and cash equivalents of $58 million, including $8.4 million of restricted cash for progressive jackpots. Cash provided by operating activities totaled $29 million for the March 2006 quarter. We had a quarterly sequential decrease of $1.2 million in receivables from the balance at December 31, 2005. We purchased over 90,000 shares of our common stock for $2.3 million during the quarter under our current share repurchase plan authorized in November 2005 and now have $14.7 million remaining under this authorization.

We continued to make progress in reducing inventory this quarter, as total inventory of $87 million at March 31, 2006 represents a reduction of $17 million, or 17% since June 30, 2005 and $2 million since December 31, 2005. The Bluebird inventory includes $50 million of raw materials representing a $4 million increase in raw materials from December 31, 2005 in preparation for the POWERBALL launch. Bluebird finished goods decreased $3 million from December 31, 2005 to $21 million. Legacy inventory consisted of $9 million of raw materials and $7 million of finished goods, which in aggregate represents a $3 million reduction in legacy inventory from December 31, 2005 and a decrease of $7 million from June 30, 2005. We shipped over 2,100 used units in the March quarter, mostly on an “as is” basis with very little profit margin, up from approximately 760 units sold in the March 2005 quarter. We have open orders to sell over 3,600 more used games primarily on an “as-is” basis over the next three quarters.

Let me turn to our revised revenue guidance range of $450 to $455 million for fiscal 2006. The adjustment to the range is based on the elimination of all new unit sales to the Russian market for the second half of the fiscal year. Our new unit guidance is now a range of 21,500 to 22,500 units for fiscal 2006. We have increased the average selling price guidance for the year by $500 per unit to $11,750 given the positive trends of the first nine months of fiscal 2006 and the already strong demand for our premium priced five reel mechanical product line which will rollout out later this quarter. On the participation front, we expect to end the year with 7,200 to 7,300 installed units and average daily revenue for the year of $56 to $59. We are well on track to achieve our target of 40% of our participation installed base being progressive games by June 30th. Our installed base expectations reflect continued higher number of open orders of approximately 1,800 new gaming operations machines and conversions of existing games.

Let me now turn the call over to Orrin for a discussion about new products.

Orrin Edidin - WMS Industries, Inc. - EVP and COO

Thanks Scott. High demand for our new products continues to bolster confidence in our long-term prospects. For example, our Jackpot Party multi-level progressive games grew to almost 1,300 units installed within just six months of introduction. For us, this game provides added profitability over other participation games because, as a WMS brand, it carries no brand license royalty payment. We continue to roll out refresher games for this series along with each of our other participation series, which is driving up the earnings performance of those games and helping us achieve sequentially higher average revenue per day. For the current quarter, we expect the strong initial success of our POWERBALL WAP franchise will be a big catalyst for both footprint and average revenue per day increases.

In early March, WMS and Harrah’s launched the first WORLD SERIES OF POKER™ branded slot machine. These games will only be at Harrah’s casinos for most of the June quarter after which we will introduce this product line at other casinos. We will commercialize this game primarily as a casino-owned daily fee game where the casino purchases the base hardware and leases the top box and game for a lower lease price point. The game’s initial performance bodes well for future placements and the success of our video poker product line.

We are also excited about the prospects for the launch of our Hot Hot Super Jackpot premium-priced 5 reel mechanical slot game franchise this quarter. The 5 reel mechanical slot is one of the fastest growing product segments on today’s casino floors and our Hot Hot Super Jackpot games offer an exciting first in the low-denomination mechanical slot market by featuring an additional side bet to increase the frequency of the bonus…which will ultimately drive increased coin-in. This new product is also based on our new mechanical reel platform, powered by CPU-NXT, which has been so successful in our POWERBALL launch. We are launching the product line with three new base games, with additional games to follow. We have signed a regional launch deal with Isle of Capri Casinos for the introduction of this product where they will provide additional marketing and promotional dollars to promote the product. They have agreed to purchase a specified number of units and in return, we will provide them with a limited period of exclusivity in certain markets. Again, the overall high demand for our expanded range of products and our ongoing development and rollout of unique offerings underlies our confidence in the current quarter and beyond.

Lastly, I’d like to provide you with an update on our server-based gaming initiatives. WMS is proceeding on schedule with our staged release plan for Server-Based Gaming. Our first Wide-Area Game Enhanced Network, or WAGE.net™ product, MONOPOLY™ Big Event™, is on track for submission this month to regulators and we expect initial approvals by the end of this fiscal year with a planned full-scale launch in the December 2006 quarter. This product leverages our state-of-the-art network technology to offer players a whole new gaming experience. Our Communal Bonusing™ feature creates a table-game level of excitement when all the players in the bank of machines share common MONOPOLY bonus rounds. We will continue to enhance operating system and server capabilities of the WAGE.net system culminating in the final version of our full SBG-enabled technology beginning internal system test this November…which coincides with this year’s G2E tradeshow. This technology provides the key options expected by our customers for Server-Based Download features including game download and remote configuration. But, most importantly WAGE.net will unlock exciting new game enablement features that will change the complexion of the casino slot floor and help to maintain WMS’ content driven competitive advantage.

Let me return the call to Brian for final commentary.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thanks Orrin. In addition to reporting strong operating results today, we also announced that we’ve entered into an expanded multi-year revolving credit facility, which will support further expansion. Over the past several years, WMS has inwardly focused as we re-engineered and repositioned the Company to be an industry leader. Now, as we realize the success of these efforts, we are looking toward our next phase of growth. Having access to more borrowing capacity further solidifies our capital structure without offering equity and provides access to capital that can be used to continue in pursuing strategies for expansion. After many years of having a revolving credit agreement with annual renewals, we have now put in place more substantive financing for a multi-year facility. Our new agreement provides for $100 million of unsecured borrowing through December 31, 2009 and includes an accordion feature to potentially expand the line to $125 million. This new arrangement is led by JP Morgan Chase Bank, N.A. and also includes Bank of America, N.A. and LaSalle Bank National Association, and we value their confidence in WMS and our long-term plans for growth.

In conclusion, with the success we are achieving with our expanded product line, WMS will report solid financial year-over-year gains in operating results and is poised to generate further growth and operating leverage in the periods ahead. We believe our fiscal 2007 growth opportunities are unique amongst our peer set. Exciting new products and consistency in high earning, premium priced products are expected to contribute to WMS’ ability to garner a greater share of the capital allocated to gaming equipment. With our new long-term revolving credit facility in place, we have greater access to capital to support our growth prospects. By continuing to invest our research and development dollars wisely, we intend to offer customers a broad array of high earning, premium-priced products that we expect will increase our bottom line profits and free cash flow growth. With the continued execution of our business plan we expect to generate attractive returns for shareholders for the remainder of fiscal 2006 and for years to come.

Operator we will now take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Bill Lerner, Prudential.

Bill Lerner - Prudential - Analyst

Hey guys. A few questions, one-can you talk a little bit about what variables you think are not in your control for the balance of fiscal '06? I think this is more of a revenue question, as you certainly have been demonstrating a handle on the cost side. It was clear that Russia was not in your control, and now you're removing that. But what's out there?

Brian Gamache - WMS Industries, Inc. - President and CEO

On the last call, we fully believed, based on the information we had from our partners, that there would be deliveries in the second half of the year. Unfortunately, that has now not come to fruition and it looks like it's going to be later in the calendar year. So, we believe that the earnings stream of our company -- again, given the fact that they're still in the 15 to 17% range of guidance, given the fact that Russia and the Gulf Coast have not occurred, is a pretty good sign. So, we believe that the Russian thing is really the only variable that was in our guidance, and that that has been taken out.

Bill Lerner - Prudential - Analyst

That's for the June quarter as well, in your view?

Brian Gamache - WMS Industries, Inc. - President and CEO

Correct.

Bill Lerner - Prudential - Analyst

Can you talk a little bit about maybe the OEM opportunity in Mexico? I know that's -- it remains to be seen, maybe a bit about the transparent LCD opportunity seems to be testing well. And then I've got one more follow-up.

Brian Gamache - WMS Industries, Inc. - President and CEO

We fully expect to compete in the Mexican market. We have a terrific distribution agreement with MGAM, and we expect to be rolling product into this market in the next 90 days. So, we would fully expect to be in that market beginning around the first of our fiscal '07, July 1st.

Bill Lerner - Prudential - Analyst

So, there's nothing in your guidance right now for Mexico, in terms of OEM?

Brian Gamache - WMS Industries, Inc. - President and CEO

No. There's nothing in there right now.

Bill Lerner - Prudential - Analyst

And transparent LCD?

Orrin Edidin - WMS Industries, Inc. - EVP and COO

Transmissive LCD has tested very well. Obviously, we're only in prototype stages for this product that we'll bring out later in -- early in the next calendar year. But it has tested well; we're very excited about the prospects for this product as it relates to our current business model, and the future of server-based gaming. We think it has some terrific and very innovative product applications in that format as well.

Brian Gamache - WMS Industries, Inc. - President and CEO

That is a significant hook in our ability to gain traction in the reel slot business, and we have great hopes along with the five-reel mechanical that we'll be launching this quarter.

Bill Lerner - Prudential - Analyst

Just on the participation front, the installed base has grown kind of as expected, and it's been tested with POWERBALL. Based on what you're hearing from your customers in the field, what are we thinking a year out, or where does that go down the road?

Brian Gamache - WMS Industries, Inc. - President and CEO

I think the potential for our participation business is really just beginning to be seen. When you look at the fact that 34% of our revenue in Q3 was derived from that business, and our goal is to have 40% of that revenue -- our long-term goal, that we're getting there sooner than we thought we were. And also, the fact that 38% of our business today in the participation is either WAP or LAP, which was again -- we had set a goal for 40 by the year end, which we appear to be well in reach of obtaining.

So, I think that when you look at the next couple of quarters, we have some very exciting products coming out. We have GREEN ACRES™ in the LAP model, which we're very excited about and it's tested very well. MONOPOLY Big Event, which again is a WAP product; that's going to be our initial entry in the server-based world. We have a Life of Luxury® product which is going to follow on in the Jackpot Party Progressive series, and that's a LAP product. And we have our much-acclaimed TOP GUN™ product, which will be a WAP product coming out in sequential quarters. We'll have one launch every quarter for the next several quarters. And we have a terrific pipeline of product and content. And we, again, have positioned a lot of our key intellectual property and brands at this WAP and LAP market, and we're very excited about the future upside.

Bill Lerner - Prudential - Analyst

Probably worth taking the opportunity to address the stock probably indicating down 5% on the revenue guidance. Do you have something to say here about defending WMS? What would you say, Brian?

Brian Gamache - WMS Industries, Inc. - President and CEO

Again, I think we've had a terrific run in spite of some very difficult circumstances. When you look at the $40 to $45 million in Russia and the Gulf Coast, this could have been a phenomenal year instead of a great year. When you look at the fact that our revenues are up 19% for the first nine months, and our profits are up 60%, I think that we are operating fairly effectively. It's a very difficult competitive market today, and I think we're doing our best in very trying circumstances. And these other markets that have been challenged are going to come back in '07. So, we are highly optimistic on the future of this company, and are very proud of the job that we've done.

Operator

Harry Curtis, JP Morgan.

Harry Curtis - JP Morgan - Analyst

Hi, Brian. Quick question on the fourth quarter, given the mix shift that turns positive in the fourth quarter, can you give us any sense of how -- what sort of a positive impact that's going to have on your EBIT margins, given that you're moving more towards the participation weighting?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I think if you sort of trace back over the last couple quarters, you would see progress relative to that. The depreciation expense has been, I'll say, within a relatively narrow range, in the sort of 13 to 13.5 million range. It will likely sort of stay in that range as we move into the fourth quarter. And the interest is a relatively fixed number. And the taxes, we've given you some guidance relative to the effective tax rate for the year, which we expect to be 32% for the fourth quarter.

Harry Curtis - JP Morgan - Analyst

And a related question -- your SG&A came down sequentially. Did that include some option expense as well, as opposed to the December quarter?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Both quarters included the stock option expense. And I believe for SG&A it was about $2 million in the third quarter. And I don't know that I have the second quarter right here, but it was certainly disclosed in the press release for the second quarter.

Harry Curtis - JP Morgan - Analyst

Would you expect on an absolute basis that line item to move all that much over the next six to twelve months? And if so, what would be the variables that we should think about?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I do think, as we said -- as I said in the conference call, I do think that it's going to increase in terms of dollars in the fourth quarter. The things that sort of impact that are as we increase the footprint in our participation business, we have to increase the headcount that installs and maintains those gaming devices. So, there's an impact there. With a greater number of game themes, and especially with some of the new wide-area progressive and local-area progressive games coming out, we would expect to do a little bit more marketing and promotion with those products. And that tends to be a bit variable. Sales commission, obviously, is something that is a bit variable.

Brian Gamache - WMS Industries, Inc. - President and CEO

We would expect to ramp up the R&D piece because going into the server-based world, we're going to need to continue to add the headcount and content capabilities. So, as a percentage of sales, I think we're going to be in good shape. But the dollars -- the absolute dollars will increase.

Operator

Aimee Marcel, Jeffries & Co.

Aimee Marcel - Jeffries & Co - Analyst

I didn't hear you on the call much, or if you mentioned -- what exactly were your international placements for the quarter?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

That was 32% of the units.

Brian Gamache - WMS Industries, Inc. - President and CEO

Actually, the units, the placements set a record for the Company, without the Russian units accounted for. The non-Russian units was a record for the Company.

Aimee Marcel - Jeffries & Co - Analyst

And where exactly are they coming in from? I don't know how large your presence is in Macau or other international areas.

Brian Gamache - WMS Industries, Inc. - President and CEO

For competitive reasons we really would rather not break that out. But historically, we have said in the past that South America and Western Europe have always been very popular for our sales.

Aimee Marcel - Jeffries & Co - Analyst

Also, I'm impressed with your selling price for the quarter. But I did notice your dual-screen units, premium-priced units were down. So, what kind of mix is really contributing to this much higher price?

Brian Gamache - WMS Industries, Inc. - President and CEO

We have several premium-priced products out there today. In fact, we've had a 17.5% increase in our ASP in the last 12 months, and 36.5% in this last 24 months. So, we are targeting a product line that heretofore the Company didn't serve. And it's proven that people are willing to pay a premium with content that earns. So, we'll kind of continue down this path, and we would expect this trend to continue, based on the lineup that we have in our pipeline.

Aimee Marcel - Jeffries & Co - Analyst

Now, for the downloadable games and all the WAGE.net stuff you guys are talking about, what kind of timing would you think that that's going to be, the next replacement cycle?

Orrin Edidin - WMS Industries, Inc. - EVP and COO

I think it really is prognosticating the next replacement cycle, but in terms of our internal development path, we are on track with what we've said previously, in that we're going to have our full downloadable demo all ready to go in November for G2E. It’s around the same time we're submitting internally the system test, which allows us to get it into the hands of regulators for a field trial in the spring of '07, leading up to a market launch of the product later in the Fall of '07 -- later in the calendar year of '07, probably sometime in the late Fall. So, that really hasn't changed much. Our big event that we're going to -- looking at launching in early in Q2 of '07 is really sort of a first baby step in the server-based world, getting the operators accustomed to that format, and again, kind of demonstrating what WMS can do in terms of game enablement utilizing that format.

Aimee Marcel - Jeffries & Co - Analyst

Great. You sound like you're pretty in line with everybody else. That's good. Thank you.

Orrin Edidin - WMS Industries, Inc. - EVP and COO

I think it's fairly consistent.

Operator

David Barteld, NCPI.

David Barteld - NCPI - Analyst

Hey Guys, good afternoon. Can you talk a little bit about game sales in the quarter and the breakdown? To start out with, of the units sold, can you -- the conversions are included in that number, correct?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

No, they're not. That's just brand-new whole units pulled to customers.

David Barteld - NCPI - Analyst

Used units are included in there, correct?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Used units are not included in there either. If you're trying to get to sort of a total unit number, you'd have to add the 5,185 - 5,165 number of new units to 2,100 of used units. And then, somewhere we disclosed the -- and then the 1,407 conversion kits. Those are all non-exclusive. You have to add those together.

David Barteld - NCPI - Analyst

If I look at the 5,165 units, you're saying 32% of those are international. Could you just talk a little bit about - in the domestic market where you're seeing strength and in what type of products? That's more where I was getting toward.

Brian Gamache - WMS Industries, Inc. - President and CEO

Our domestic sales really are flat year-over-year, due to, obviously, the challenging market trends that we're facing, along with our other competitors. And we're seeing our continued strength in the traditional multi-line multi-coin video markets. We have had good traction in the reel-spinning products, David. And going forward, as we mentioned, we're going to be launching our five-reel mechanical this quarter, and soon-to-be the transmissive reel products. So, we believe that these products, along with our WORLD SERIES OF POKER products, will start to give us the traction in these new markets that we had hoped to obtain.

Operator

(OPERATOR INSTRUCTIONS). Celeste Brown, Morgan Stanley.

Celeste Brown - Morgan Stanley - Analyst

Hey Guys. A couple of questions, first, in terms of your international sales, is that 1,600 ex Russia a good non-Russian run rate going forward?

Brian Gamache - WMS Industries, Inc. - President and CEO

I'm sorry; I didn't understand the question.

Celeste Brown - Morgan Stanley - Analyst

Sorry, is the 1600 units or so you sold internationally a good run rate going forward, excluding Russia?

Brian Gamache - WMS Industries, Inc. - President and CEO

We haven't given guidance on that, but we would expect to have similar success going forward in the international markets. We're selling great products there. We've recently expanded our selling team, and we would believe that that would be a consistent product going forward.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Without Russia, it's been somewhere in the range of about, I think, 25% to 33% over the last couple of quarters.

Brian Gamache - WMS Industries, Inc. - President and CEO

It's been roughly 25 to 33%, and will continue along those lines going forward.

Celeste Brown - Morgan Stanley - Analyst

Great. Could we address the margins a little bit? Specifically on the product sales side, I know you've been doing a lot to increase the efficiency. Do you still expect sort of mid-40s margins, or do you think you can get higher than that? Also on the participation side, you had more wide-area progressives, but your margin went up. I thought that your margins should go down and the absolute dollars should go up with wide-area progressive.

Brian Gamache - WMS Industries, Inc. - President and CEO

The first question is, we have just recently instituted -- we're beginning to institute the lean Sigma strategy here, under the direction of Patty Barton, and we believe that our mid 40s margin will be certainly increased going forward. We think there's tremendous potential and efficiencies and the overall productivity scale. And going forward in '07, we would look for that margin to increase nicely. So, as far as the margin on the wide-area progressives…

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

There's a mix of business that's happening there, Celeste. We have almost 1,300 of the units that are the Jackpot Party local-area progressive product. And that's a WMS brand. So, it has no license fee that we have to pay to a third party. So, those units tend to be much more profitable than any licensed property. So, we have what I will call the drag of the growth of the wide-area progressive games. Because you're right; those have a lower margin percentage, but higher gross profit dollars to us because of their high revenue per day number. That's a drag on the percentage, but then we have this positive that's come from having the local-area progressive product, the WMS branded product. And as you heard Brian say earlier, we're coming out with a Life of Luxury as our sort of next local-area progressive product. That, too, is a WMS brand that will not have a royalty -- a license fee associated with it.

Operator

David Vas, Banc of America.

David Vas - Banc of America - Analyst

It looks to me like you're batting somewhere in the .500 neighborhood when it comes to units and revenue guidance, which isn't all that spectacular. I'm wondering when you guys are looking forward, what level of conservatism would you say you have at this point?

Brian Gamache - WMS Industries, Inc. - President and CEO

We believe that our guidance is as accurate as we possibly can be. We want to give you accurate guidance; that's our goal, and that's why we pulled guidance during our reemergence period. So, the revenues are a little softer than we would like, granted. But again, we're dealing with some very challenging circumstances. And the Russian market is a moving target. We've taken it out of all of our guidance and all of our backlogs. So, as I answered the question to an earlier caller, this is a net, net number that we're dealing with from a backlog standpoint, and we've got very good visibility on this guidance.

David Vas - Banc of America - Analyst

Would you say you have more like a 90% chance of hitting your numbers going forward?

Brian Gamache - WMS Industries, Inc. - President and CEO

We're not going to give that kind of scrutiny, but I would tell you that we're very comfortable with the guidance we're giving. And again, I think that when you look at the extenuating circumstances, we've been pretty accurate this year in spite of a lot of issues that we have had to deal with.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

You know David, we started the year with the original guidance of $475 to $495. And that's before the Russian and Gulf Coast hurricane incident happened. If you take the current guidance that we have and add back what we felt we lost in that, we would certainly have been at the higher end of that initial range of guidance.

David Vas - Banc of America - Analyst

A couple of additional questions, what point would you contemplate moving to including EPS guidance with your outlook?

Brian Gamache - WMS Industries, Inc. - President and CEO

Again, with all the -- last year on this call we had given '06 guidance a year ago. But with the uncertainty with Russia and Florida and Pennsylvania and Oklahoma and Mexico, we would be serving all parties best by waiting until our August call. We believe that we are going to go back again and give key metrics, unit placements, footprint, win per day and average selling price metrics for the year, and then we will update that guidance on a quarterly basis.

David Vas - Banc of America - Analyst

But not EPS?

Brian Gamache - WMS Industries, Inc. - President and CEO

Correct.

David Vas - Banc of America - Analyst

Great. Can you talk a little bit about your top box count in the quarter? It seemed to be off a little bit from the last time.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

What do you mean the top box count was off?

David Vas - Banc of America - Analyst

At the end of the quarter, your casino owned games on a participation base was down by, say, 50 boxes.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I think there were a couple of -- remember, this is a -- these are games that are I'll say not class A brands, and there's three revenue models for those games. A casino can either purchase the base box and the top box and the game theme outright, they can do an 80/20 revenue share split, or they can buy the base game and lease the game theme and the top box. When they do the last revenue model, that's when it becomes a casino-owned daily fee game. So, what happened during the quarter is we had several customers that decided that they liked the game enough that they also wanted to purchase the top box and the theme rather than paying the ongoing $15 a day revenue.

David Vas - Banc of America - Analyst

So, those are then included in product sale?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Yes, the revenue for the top box and the software is -- yes. It's included up in gaming ops. The base unit has already been counted in a prior quarter when it went out.

David Vas - Banc of America - Analyst

Last thing…I'm hearing about a new math model you guys have out there. Can you talk a little bit about if in fact that's true, and exactly what it is?

Orrin Edidin - WMS Industries, Inc. - EVP and COO

I'll just comment briefly by saying that it's a higher-volatility math model, it's a gambler's series that fits very well with the low-denomination market. It's tested extremely well. We are trying new math models to appeal to the changing demographics of our market and to create a broader appeal. So, you're right on with that observation.

David Vas - Banc of America - Analyst

Is there -- is it artificial intelligence-based, or is there something -- is it more standard?

Orrin Edidin - WMS Industries, Inc. - EVP and COO

No. It's nothing more than changing the math behind the games.

Operator

Jeff Meyers, Intrepid Capital.

Jeff Meyers - Intrepid Capital - Analyst

First question is, you mentioned that you're getting sort of -- or that there was a $60 win per day in March. But if you could just clarify a little bit. Is that over the entire participation base, and --

Brian Gamache - WMS Industries, Inc. - President and CEO

That is a blended average.

Jeff Meyers - Intrepid Capital - Analyst

So, POWERBALL is kind of pulling everything up, even though there are only 183 POWERBALLs out in…

Brian Gamache - WMS Industries, Inc. - President and CEO

A combination of POWERBALL and the Jackpot Party Progressive expansion helped the March quarter. And going forward, we will continue to see that kind of growth as the mix gets to that 40% goal that we established.

Jeff Meyers - Intrepid Capital - Analyst

In terms of -- you mentioned that the participation base is sort of growing, but I guess the stand-alone participation games have been declining, which has been sort of limiting the growth of the overall base. Is that a trend you see going forward, or is that more of a one time kind of item?

Brian Gamache - WMS Industries, Inc. - President and CEO

The stand-alone participation is, obviously -- when we launch a series, they have a lifecycle, natural lifecycle. And we have some series that are kind of on their last legs, and we have some that are coming into play. The newer products that we're launching in this arena are going to be LAP to WAP for the most part. It's obviously much more profitable for the Company and our shareholders. And as I said earlier, we're deploying a lot of our key intellectual property and game development talent to work on these very effective profit drivers. So, we're not going to ignore the stand-alones, but we're going to give the LAP and WAP areas a very -- bigger proportion share of the effort.

Orrin Edidin - WMS Industries, Inc. - EVP and COO

And recognizing there are certain jurisdictions that currently do not allow wide-area progressive games to operate in their jurisdiction. So, we may offer a stand-alone version of a game that operates on a wide-area progressive basis in other jurisdictions.

Jeff Meyers - Intrepid Capital - Analyst

And then, the Hot Hot Super Jackpot coming out next quarter -- what sort of ASP do you think they're going to get?

Brian Gamache - WMS Industries, Inc. - President and CEO

We have not given guidance on that, but it would be similar to the kind of rates that we see from our Hot Hot Penny’s and those types of products.

Jeff Meyers - Intrepid Capital - Analyst

Which were premium, right?

Brian Gamache - WMS Industries, Inc. - President and CEO

It is a premium. Correct

Orrin Edidin - WMS Industries, Inc. - EVP and COO

It is a premium-priced product.

Jeff Meyers - Intrepid Capital - Analyst

The WORLD SERIES OF POKER that you guys have in Harrah's -- how has that been testing so far?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

We have actual performance information, and it's performing well within the segment, which gives us optimism to believe that it will catch on once Harrah's period of exclusivity ends shortly and we start rolling it out into the other casinos.

Operator

Celeste Brown, Morgan Stanley.

Celeste Brown - Morgan Stanley - Analyst

Could you break out for us what you sold into the Gulf Coast in fiscal '05 and then what you've sold in fiscal ‘06, if you're comfortable with that?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I think what we've -- I don't have it in front of me, but I believe that in '05 it was about $15 million of revenue. And that's both for sale games, conversion revenue, parts revenue, and gaming operations revenue. And for fiscal '06, we gave guidance at the time that the hurricanes hit that we expected to sell an amount that was a little bit larger than that in this period. And we've sold -- we sold some games in the July and August period, and then we sold a couple hundred games in the December quarter for the new casinos, or the temporary casinos that were opening up in December. And as you know, we expect to have a couple more temporary casinos open up this summer that we'll get orders for in the near future.

Brian Gamache - WMS Industries, Inc. - President and CEO

That $40 to $45 million number that I threw out, that was including both the Gulf Coast and Russia. That's the shortfall that we alluded to earlier.

Celeste Brown - Morgan Stanley - Analyst

And then, just on maintenance CapEx for fiscal 2007 -- I know you're not going to give a guidance number -- but should it be lower than it would normally be, given all of the participation placements or new games that you've put in this year?

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Okay. So we have -- you're talking about the gaming operations?

Celeste Brown - Morgan Stanley - Analyst

Yes. The gaming ops side; sorry.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I think we're -- again, we haven't given the guidance for fiscal '07 yet. But with a larger installed base, we will have greater top box conversion costs than we do in fiscal '07. But the new unit number will likely be lower than what it is in fiscal '06.

Celeste Brown - Morgan Stanley - Analyst

So it should be lower than depreciation, given everything you've put in place.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

I think we'll get back into the realm where the depreciation is slightly higher than the adds in gaming ops.

Operator

Bill Lerner, Prudential.

Bill Lerner - Prudential - Analyst

Just one follow-up on Russia. Is it -- from what you're seeing and hearing, is it that premium-priced games aren't moving, or are lower-tier games as well? I guess what I'm getting at is, is there an opportunity for various tiers of games, even in the context of a difficult environment?

Brian Gamache - WMS Industries, Inc. - President and CEO

To that point, we have great hopes for Russia. We're not giving up on Russia. In fact, we think that this regulatory purgatory that we're currently in is actually a great thing for the industry, because with the regulatory comes stability and comes further development. So, we believe the Russian market has the potential to be one of the largest gaming markets in the world, once all these -- look what's happened to Macau once they put regulations and so forth in there. And we believe that we've got a whole slew of products that we're developing for that market specifically. And I think we alluded to this in the last call, that we're developing a slimline product for that market that we'll be taking out at the Ilix show this Fall. So, yes, we are designing products for the various market segments there. And we believe that the Russian market, when it comes back, is going to be very profitable for this Company. And albeit painful in the short run, we think the Russian market is going to be a staple in our growth strategy for the years to come.

Operator

Mr. Gamache, there would appear to be no further questions at this time. I'd now like to turn the call back over to you.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thank you operator. We look forward to reporting additional progress to you on our fiscal 2006-fourth quarter conference call in early August. Have a nice evening.

Operator

That does conclude the conference call for today.

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